 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 7, 2018

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7201	33‑0379007
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1 AVX Boulevard
Fountain Inn, South Carolina		29644
(Address of principal executive offices)		(Zip Code)

(864) 967-2150
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the ex-tended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a February 7, 2018 meeting of the Compensation Committee of the Board of Directors (the “Committee”) of AVX Corporation (the “Company”), the Committee was informed of the decision by Keith Thomas, Senior Vice President of Corporate Development, to retire from the Company effective May 1, 2018. That position is not planned to be replaced at this time.

Also at that February 7, 2018 meeting, the Committee was informed of the decision by Kurt Cummings, Executive Vice President, Chief Financial Officer and Treasurer, to relinquish that position effective as of July 1, 2018 in preparation for retirement. For a one year period, Mr. Cummings will remain as an employee advisor to the Company to assist with transition issues and special projects, and retire from the Company on July 1, 2019. During the one year employee advisor period, Mr. Cummings will receive a salary of $60,000 and employee benefits similar to those applicable to other salaried employees.

Effective July 1, 2018, Michael Hufnagel will assume Mr. Cummings’ corporate financial and treasury duties until the Board of Directors’ regularly scheduled July meeting, at which time it is expected that Mr. Hufnagel will be formally appointed to the position of Vice President, Chief Financial Officer and Treasurer. Mr. Hufnagel, age 64, has served as the Company’s Vice President of Corporate Finance since 2016, and has held various corporate financial positions with the Company since 2002, including Director of Corporate Finance (2015 to 2016) and Director of Accounting and Reporting (2002-2015). There are no contracts or arrangements in connection with this appointment and Mr. Hufnagel will continue to receive the same benefits and awards for which he is currently eligible.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 9, 2018

AVX CORPORATION

By:	/s/ Kurt P. Cummings

Name:	Kurt P. Cummings
Title:	Executive Vice President,
Chief Financial Officer
and Treasurer